                                                              Exhibit (d)(20)(i)

                                 AMENDMENT NO. 1
                        TO INVESTMENT ADVISORY AGREEMENT


         AMENDMENT NO. 1 to Investment Advisory Agreement ("Amendment No. 1), dated as of January 2, 2002, between The Equitable Life Assurance Society of the United States, a New York corporation ("Equitable") and Janus Capital Corporation a Colorado corporation ("Adviser").

         Equitable and Adviser agree to modify and amend the Investment Advisory Agreement dated as of September 1, 2000 ("Agreement") between Equitable and Adviser as follows:

         1. Appendix A. Appendix A to the Agreement, setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser (or one of the investment advisers) and the fees payable to the Adviser with respect to each Portfolio (or portion thereof) for which the Adviser provides advisory services under the Agreement, is hereby replaced in its entirety by Appendix A attached hereto.

         Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

         IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.





THE EQUITABLE LIFE ASSURANCE               JANUS CAPITAL CORPORATION
SOCIETY OF THE UNITED STATES



By:  /s/ Peter D. Noris                    By:  /s/ Bonnie M. Howe
   ----------------------------------         ------------------------------
   Peter D. Noris                             Name:  Bonnie M. Howe
   Executive Vice President                   Title:  Vice President

                                   APPENDIX A
                            TO AMENDMENT NO. 1 TO THE
                          INVESTMENT ADVISORY AGREEMENT
                         WITH JANUS CAPITAL CORPORATION


RELATED PORTFOLIOS*                                                ANNUAL ADVISORY FEE RATE***
------------------                                                 ------------------------
Large Cap Core Equity Portfolios, which shall consist
of the following Allocated Portion and Other Allocated
Portion** (collectively referred to as "Large Cap Core
Equity Portfolios"):

    EQ/Janus Large Cap Growth Portfolio*                           .55% of the Portfolio's average daily net assets up
    AXA Premier Large Cap Core Equity Fund**                       to and including $100 million;
    AXA Premier VIP Large Cap Core Equity Portfolio**              .50% of the Portfolio's average daily net assets over
                                                                   $100 million but less than $500 million; and .45% of
                                                                   the Portfolio's average daily net assets of $500
                                                                   million or more.





* Fee to be paid with respect to this Fund shall be based only on the portion of the Fund's average daily net assets advised by the Adviser, which may be referred to as the "Janus Allocated Portion."

** Other Allocated Portions are other registered investment companies (or series or portions thereof) that are managed by the Manager and advised by the Adviser, which are classified as "Large Cap Core Equity Portfolios."

*** The daily advisory fee for the Related Portfolios is calculated by multiplying the aggregate net assets of the Related Portfolios at the close of the immediately preceding business day by the annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each Allocated Portion is the portion of the daily advisory fee for the Related Portfolios equal to the Allocated Portion's net assets relative to the aggregate net assets of the Related Portfolios, including the Allocated Portion, used in fee calculation.